SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A

                               (AMENDMENT NO. 13)

                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(a)(1)

                                 ULTRATECH, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    010807158
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

    SEAN T. ARP, 140 BROADWAY, 38TH FLOOR, NEW YORK, NY 10005, (212) 509-3553
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICE AND COMMUNICATIONS)

                                 APRIL 21, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]



Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).




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CUSIP No. 010807158                                      13D/A                            Page 2 of 7 Pages
--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TEMUJIN FUND MANAGEMENT, LLC
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A  GROUP*
                                                                                                              (a)
                                                                                                              (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          SOURCES OF FUNDS

          OO (Funds from Investment Advisory Clients).
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
5.
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
6.
          CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------------------------------------------------------
    NUMBER OF       7.
      SHARES              SOLE VOTING POWER
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
   BENEFICIALLY     8.
     OWNED BY             SHARED VOTING POWER         1,126,097
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
       EACH         9.
    REPORTING             SOLE DISPOSITIVE POWER
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
   PERSON WITH      10.
                          SHARED DISPOSITIVE POWER    1,126,097
                    ----- --------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
11.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   1,126,097
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
12.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
13.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11              4.8%
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          TYPE OF REPORTING PERSON*
          IA
--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 010807158                                      13D/A                            Page 3 of 7 Pages
--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MARCO BATTAGLIA
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a)
                                                                                                           (b) |X|

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          SOURCES OF FUNDS

          OO
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
5.
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
6.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------------------------------------------------------
    NUMBER OF       7.
      SHARES              SOLE VOTING POWER
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
   BENEFICIALLY     8.
     OWNED BY             SHARED VOTING POWER                  1,126,097
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
       EACH         9.
    REPORTING             SOLE DISPOSITIVE POWER
                    ----- --------------------------------------------------------------------------------------------
                    ----- --------------------------------------------------------------------------------------------
   PERSON WITH      10.
                          SHARED DISPOSITIVE POWER   1,126,097
                    ----- --------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
11.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,126,097
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
12.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
13.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     4.8%
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          TYPE OF REPORTING PERSON*
          IN
--------- ------------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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


CUSIP No. 010807158           13D/A                            Page 4 of 7 Pages

ITEM 4  PURPOSE OF TRANSACTION

Item 4 is amended by the following:

         The Reporting Persons disposed of the Common Stock of the Issuer in the ordinary course of business.

ITEM 5  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended by the following:

         (a)-(b) The Reporting Persons may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owners of an aggregate of 1,126,097 shares of Common Stock as of April 21, 2009 which represents 4.8% of the Issuer's outstanding shares of Common Stock. The percentage calculation was based on the number of shares of Common Stock the Issuer reported as outstanding as of February 23, 2009 on its Form 10-K as filed with the Commission on February 27, 2009. The amount of outstanding shares of Common Stock on such Annual Report was 23,602,695.


                                 Sole      Shared        Sole           Shared
                                Voting     Voting     Dispositive    Dispositive
                                 Power      Power        Power          Power
                                ------------------------------------------------
Temujin Fund Management, LLC               1,126,097                 1,126,097
Marco Battaglia                            1,126,097                 1,126,097



     The aggregate amount of shares owned by the Reporting Persons is 1,126,097.

         (c) Except as set forth below, there have been no transactions in the Common Stock by any of the Reporting Persons since the last Schedule 13D/A filed on March 18, 2009.

CUSIP No. 010807158                      13D/A                 Page 5 of 7 Pages



         Since the last Schedule 13D/A filed on March 18, 2009, the Reporting Persons effected the following sales of shares of Common Stock in open market transactions:

            DATE                           SHARES SOLD                PRICE
            ----                           -----------                -----
         03/17/09                             13,259                  11.14
         03/18/09                              3,426                  11.28
         03/18/09                             13,759                  11.60
         03/18/09                             11,800                  11.70
         03/18/09                             11,693                  11.70
         03/19/09                              1,200                  11.44
         03/20/09                              8,516                  11.53
         03/20/09                                200                  11.56
         03/23/09                                400                  11.55
         03/23/09                              4,100                  11.83
         03/23/09                             10,000                  11.85
         03/23/09                              4,800                  11.78
         03/24/09                                287                  11.63
         03/25/09                              4,716                  11.56
         03/25/09                              1,200                  11.55
         03/26/09                              3,000                  12.87
         03/26/09                              1,300                  12.88
         03/26/09                                200                  12.88
         03/27/09                             12,300                  12.89
         03/30/09                             11,761                  12.55
         03/31/09                             18,900                  12.61
         03/31/09                              1,400                  12.77
         03/31/09                                700                  12.76
         04/01/09                             18,090                  12.80
         04/01/09                              7,800                  12.88
         04/01/09                              8,200                  12.87
         04/02/09                             23,396                  13.23
         04/02/09                              5,237                  13.21
         04/02/09                             12,300                  13.39
         04/03/09                             14,758                  12.95
         04/03/09                              2,902                  12.97
         04/03/09                              5,700                  12.94
         04/09/09                             22,407                  13.06
         04/09/09                                900                  12.98
         04/09/09                                400                  12.98
         04/20/09                             14,702                  13.21
         04/20/09                              6,600                  13.13
         04/20/09                              5,000                  13.08
         04/21/09                             33,938                  13.34
         04/21/09                             36,500                  13.36
         04/21/09                             19,800                  13.28

CUSIP No. 010807158                     13D/A                  Page 6 of 7 Pages

         (d) - (e): Not applicable.

ITEM 7  MATERIAL TO BE FILED AS EXHIBITS

Item 7 is amended by the following:

         Joint Filing Agreement, dated as of April 21, 2009, by and among Temujin Fund Management, LLC and Marco Battaglia.

CUSIP No. 010807158                      13D/A                 Page 7 of 7 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 21, 2009
Date

TEMUJIN FUND MANAGEMENT, LLC

/s/ Marco Battaglia
Signature

Marco Battaglia, Chief Executive Officer
Name/Title


April 21, 2009
Date

MARCO BATTAGLIA

/s/ Marco Battaglia
Signature




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

                                INDEX TO EXHIBITS

Exhibit 1 Joint Filing Agreement dated as of April 21, 2009, by and among Temujin Fund Management, LLC and Marco Battaglia.

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Ultratech, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of April 21, 2009.




April 21, 2009
Date

TEMUJIN FUND MANAGEMENT, LLC

/s/ Marco Battaglia
Signature

Marco Battaglia, Chief Executive Officer
Name/Title


April 21, 2009
Date

MARCO BATTAGLIA

/s/ Marco Battaglia
Signature